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                                                                    EXHIBIT 10.3


                                    AGREEMENT

         THIS AGREEMENT is dated this 29th day of November, 2001, by and between Advanced Viral Research Corp., a Delaware corporation (the "Corporation"), and Louis Silver, an individual residing at 5110 S.W. 127th Place, Miami, Florida 33175 ("Silver").

                                    RECITALS

         WHEREAS, Silver, for the past several years, has served as a member of the Board of Directors of the Corporation; and

         WHEREAS, for sound business reasons and in the best interests of Silver and the Corporation, upon the terms and subject to the conditions of this Agreement, Silver, among other things, shall resign from his position as a member of the Board of Directors of the Corporation.

         NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

1. RESIGNATION.

         (a) Immediately following the execution of this Agreement, but after first having taken the actions set forth in Section 1(c) below, Silver shall resign from all offices of the Corporation and as a member of the Board of Directors of the Corporation.

         (b) In consideration for Silver's resignation from all offices of the Corporation and his resignation as a member of the Board of Directors of the Corporation, the Corporation shall pay to Silver, concurrently with the foregoing resignations, in cash, TWO THOUSAND FIVE HUNDRED DOLLARS ($2,500) in one lump sum. Silver acknowledges that the Corporation's payment to him of the $2,500 contemplated in this Section 1(b) constitutes payment in full for all severance, compensation and other remuneration and amounts accrued or owing by the Corporation to Silver, whether for services performed by Silver on behalf of the Corporation or otherwise, and the Corporation, from and after the execution of this Agreement and its payment to Silver of the $2,500 contemplated above, shall have no monetary or other obligation or liability to Silver except as otherwise set forth in this Agreement.

         (c) Silver and the Corporation acknowledge that as express conditions to the execution of this Agreement, Silver, prior to the execution of this Agreement, in his capacity as a member of the Board of Directors of the Corporation, voted (or took written action in lieu thereof) in favor of (i) increasing the size of the Corporation's Board of Directors from four members to eight members and (ii) filling the four newly created vacancies on the Corporation's Board of Directors with James F. Dicke II, Christopher Forbes, David Seligman and Eli Wilner.

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2. COVENANTS.

         (a) INDEMNIFICATION BY THE CORPORATION. To the fullest extent permitted by Section 145 of the Delaware General Corporation Law (or any successor provision) and AVR's charter and by-laws, the Corporation shall promptly indemnify Silver for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys' fees)) incurred or paid by Silver in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Silver of services for the Corporation, including as a director, officer or employee of the Corporation.

         Promptly after receipt by Silver of notice of the assertion of a claim against him for actions related to such services, Silver will give AVR written notice of the assertion of such claim. If any claim is brought against Silver by means of a proceeding and Silver gives written notice to AVR of the commencement of such proceeding, AVR will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) AVR is also a party to such proceeding and Silver determines in good faith that joint representation would be inappropriate or (ii) AVR fails to provide reasonable assurance to Silver of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to Silver. After written notice from AVR to Silver of its election to assume the defense of such proceeding, AVR will not, as long as it diligently conducts such defense, be liable to Silver under this indemnification for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by Silver in connection with the defense of such proceeding, other than reasonable costs of investigation. If AVR assumes the defense of a proceeding, (i) it will be conclusively established for purposes of this indemnification that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by AVR without Silver's consent, which consent Silver shall not unreasonably withhold. If written notice is given to AVR of the commencement of any proceeding and AVR does not, within ten days after Silver's written notice is given, give written notice to Silver of its election to assume the defense of such proceeding, the Corporation will be bound by any determination made in such proceeding or any compromise or settlement effected by Silver.

         (b) CONTINUATION OF DIRECTORS' AND OFFICERS' LIABILITY INSURANCE. For a period of six continuous years from the date hereof, the Corporation shall cause Silver to continue to be insured under a directors' and officers' liability insurance policy covering the same circumstances and events covered under the directors' and officers' liability insurance policy maintained by the Corporation on the date hereof (to the extent such circumstances and events may then legally be insured against), which policy shall provide for up to $5 million of insurance coverage.

         (c) FURTHER ASSISTANCE. Following the execution of this Agreement, each of Silver and the Corporation, from time to time at the other's request, and without further consideration, shall execute and deliver to the other such documents and instruments and take such other action as the other party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

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3. NONDISCLOSURE OF CONFIDENTIAL INFORMATION AND NO DISPARAGEMENT.

         (a) CONFIDENTIAL INFORMATION. Silver agrees that he will not at any time, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any Confidential Information of the Corporation, as defined below. Silver understands that Confidential Information means (i) information, including, but not limited to, technical or nontechnical data, formulae, pattern, compilation, program, device, method, technique, drawing, process, financial data or list of actual or potential customers or suppliers, that is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use, and (ii) any other information regarding the Corporation which has not been disseminated to the public through a press release of the Corporation or included in one of the Corporation's regulatory filings with the Securities and Exchange Commission.

         Without limiting the generality of the foregoing nondisclosure provisions, Silver specifically agrees that such nondisclosure provisions apply to customer lists, formulae, names and addresses of suppliers and distributors, business procedures and practices, and any other information concerning the business of the Corporation which is or may from time to time be designated as confidential by an authorized representative of the Corporation.

         (b) MATERIALITY. Silver further agrees that the matters in this Section 3 are important, material and confidential, and gravely affect the effective and successful conduct of the business of Corporation and its goodwill, and that any breach of the terms of this Section 3 is a material breach of this Agreement and will subject Silver to court orders as to affirmative acts necessary to protect any Confidential Information and to damages on account of losses actually incurred by the Corporation.

         (c) BINDING NATURE. Silver further agrees that his promise not to disclose any Confidential Information of the Corporation will be binding upon him both during the period that this Agreement is in effect and at all times thereafter, excepting any disclosure expressly authorized in writing by the Corporation.

         (d) REMEDIES. In the event that Silver fails to comply with, or threatens not to comply with, any provision of this Section, the Corporation shall be entitled to an injunction requiring such affirmative acts from Silver as may be necessary to enforce such paragraph, and further restraining Silver from disclosing or exploiting, in whole or in part, any Confidential Information of the Corporation, or from rendering any services to any person, firm, corporation, association or other entity to whom such Confidential Information, in whole or in part, has been disclosed or by whom it has been exploited or is threatened to be disclosed or exploited. Nothing herein shall be construed as prohibiting the Corporation's pursuit of other remedies for such noncompliance or threatened noncompliance, including the recovery of damages from Silver.

         (e) PROPERTY OF THE CORPORATION. All notes, records, drawings, documents or writings made or compiled by Silver or made available to Silver while employed (or serving as a director of the Corporation) by the Corporation concerning any Confidential Information shall be the

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property of the Corporation, and shall be delivered to the Corporation on the date hereof (if not previously delivered to the Corporation).

         (f) AGREEMENT NOT TO DISPARAGE. From and after the date hereof, each of Silver and the Corporation agrees that he and it shall not say, write or communicate in any manner to any person or entity anything derogatory about the other, regardless of the truth or falsity of the information nor shall either take any action which could reasonably result in the other suffering any economic harm; provided, that nothing herein is intended to or shall limit the Corporation's or Silver's ability to comply with applicable laws, rules or regulations.

4. MISCELLANEOUS.

         (a) This Agreement represents the entire agreement between the parties with respect to all matters expressed or referred to herein; all prior representations, promises or statements between the parties regarding such matters shall hereby merge with this Agreement.

         (b) No amendments of or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

         (c) This Agreement and all of its provisions shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Delaware. Each of the parties irrevocably and unconditionally submits, for himself and itself and his and its property, to the exclusive jurisdiction of any Florida court sitting in the County of Miami-Dade or any Federal court of the United States sitting in the Southern District of Florida in any suit, action or proceeding arising out of or relating to this Agreement.

         (d) The principal headings used in this Agreement are included solely for the convenience of the parties and shall not affect, or be used in connection with, the interpretation of this Agreement.

         (e) The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provisions of this Agreement.

         (f) The parties hereto shall not assign any of their rights under this Agreement, or delegate the performance of any of their duties hereunder, without the prior written consent of the other party.

         (g) This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, personal representatives, successors and assigns, and other legal representatives.

         (h) In the event that performance by either the Corporation or Silver of any obligations or undertakings hereunder shall be interrupted or delayed by any occurrence not occasioned by the conduct of such party, whether such occurrence be an act of God or an act of the common enemy or the result of war, riot, civil commotion, sovereign conduct, or the act or conduct of any person or persons not party or privy hereto, then the party concerned shall be excused

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from such performance for such period of time as is reasonably necessary after such occurrence to remedy the effects thereof.

         (i) All notices required, permitted or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail, return receipt requested, or by facsimile, to the parties at the following addresses, or to such other addresses as either party may designate in writing to the other:

         If to the Corporation:       Advanced Viral Research Corp.
                                      200 Corporate Boulevard South
                                      Yonkers, New York 10701
                                      Attn:  President
                                      Facsimile: 914-376-9368

         If to Silver:                Louis Silver
                                      5110 S.W. 127th Place
                                      Miami, Florida 33175

         (j) Unless otherwise required by law, any press release concerning the transactions contemplated by this Agreement will be subject to the review and approval of Silver, which approval Silver shall not unreasonably withhold.

         (k) If any term, condition, or provision of this Agreement shall be declared invalid or unenforceable, the remainder of the Agreement, other than such term, condition, or provision, shall not be affected thereby and shall remain in full force and effect and shall be valid and enforceable to the fullest extent provided by law.

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         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals all as of the day and year first above written.

                                   ADVANCED VIRAL RESEARCH CORP.



                                   By:   /s/ Shalom Z. Hirschman, M.D.
                                         -----------------------------
                                   Shalom Z. Hirschman, M.D., President



                                   /s/ Louis Silver
                                   -------------------
                                   Louis Silver

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